Form 424		The space reserved for office use.
(Revised 01/06)
FILED
Return in duplicate to:	State of Texas	In the Office of the
Secretary of State	Certificate of Amendment	Secretary of State of Texas
P.O. Box 13697
Austin, TX 78711-3697		JUL 18 2008
(512) 463-5555
FAX: (512) 463-5709		Corporations Section
Filing Fee: See instructions

Entity Information

The name of the filing entity is:

Or-Ion Nutrients, Inc.

The filing entity is a:

[X] For-profit Corporation

The file number issued to the filing entity by the secretary of state is: 801001557

The date of formation of the entity is: July 9, 2008

Amendments

1. Amended Name

The name of the filing entity is: (state the new name of the entity below)

Or-Ion Products, Inc.

2. Amended Registered Agent/Registered Office

B. The registered agent is an individual resident of the state whose name is:

Joseph A. Izem Jr.

C. The business address of the registered agent and the registered office address is:

5222 Spruce St., Bellaire, TX 77401

3. Other Added, Altered, or Deleted Provisions

[X] Alter each of the following provisions of the certificate of formation. The identification or reference of the altered provision and the full text of the provision as amended are as follows:

Number of Shares 500,000,000 without pas value.

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date: July 17, 2008

/s/ David M. Simcho, CEO